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                                                           EXHIBIT 5.1

                               January 15, 1997



Digital Microwave Corporation
170 Rose Orchard Way
San Jose, California 95134

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-3 to be filed by Digital Microwave Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 2,530,000 shares of the Company's Common Stock, $0.01 par value (the "Common Stock"), including 2,200,000 shares of authorized but unissued Common Stock being offered by the Company, and up to 330,000 shares of authorized but unissued Common Stock which may be sold by the Company upon exercise of the underwriters' over-allotment option. The Common Stock is to be sold to the underwriters named in the Registration Statement for resale to the public.

     As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance and sale by the Company of up to 2,530,000 shares of the Common Stock.

     It is our opinion that the up to 2,530,000 shares of the Common Stock which may be issued and sold by the Company, when issued and sold in the manner referred to in the Registration Statement and the related Prospectus, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to use in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

                                       Very truly yours,

                                       /s/ Morrison & Foerster LLP